As filed with the Securities and Exchange Commission on April 26, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NCR CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	31-0387920
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3097 Satellite Boulevard

Duluth, GA 30096

(Address of principal executive offices)

NCR Corporation 2013 Stock Incentive Plan

NCR Corporation 2011 Amended and Restated Stock Incentive Plan

NCR Corporation 2006 Stock Incentive Plan

NCR Management Stock Plan

(Full title of the plans)

Jennifer M. Daniels

Senior Vice President, General Counsel & Secretary

NCR Corporation

3097 Satellite Boulevard

Duluth, GA 30096

(Name and address of agent for service)

(937) 445-5000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share (5)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value $ 0.01 per share
Outstanding Award Shares (1)(3)	10,671,424	n/a	n/a	n/a
Remaining Shares (2)(3)	3,205,938	n/a	n/a	n/a
Additional Share Authorization (4)	7,000,000	$26.66	$186,620,000	$25,454.97
Total	20,877,362 (6)	n/a	n/a	$25,454.97

(1)	The Outstanding Award Shares are shares of common stock of NCR Corporation (the “Company”) that are currently subject to outstanding awards under the Company’s 2011 Amended and Restated Incentive Plan (the “2011 Plan”), under the Company’s 2006 Stock Incentive Plan (the “2006 Plan”) or the Company’s Management Stock Plan (the “Management Plan,” collectively with the 2011 Plan and 2006 Plan, the “Prior Plans”). On April 24, 2013 (the “Effective Date”), the Company’s stockholders approved the adoption of the Company’s 2013 Stock Incentive Plan (the “Plan”), which replaced and superseded the 2011 Plan. The 2011 Plan had previously replaced and superseded the 2006 Plan, which had previously replaced and superseded the Management Plan. Pursuant to Sections 3.01 and 3.03 of the Plan, the Outstanding Award Shares will become available for issuance under the Plan if such awards under the Prior Plans are forfeited (or otherwise again become available for grant) on or after the Effective Date. In addition, any shares of common stock of the Company that are (i) tendered in connection with the exercise of an award or (ii) withheld by the Company in payment of the exercise price of an award or any taxes required to be withheld in respect of such an award under the Prior Plans or the Plan, will again become available for issuance under the Plan. The Outstanding Award Shares include: (i) 2,529,172 shares subject to unvested restricted stock units that were granted and remain outstanding under the Prior Plans, (ii) 4,351,482 shares subject to unvested performance restricted stock units that were granted and remain outstanding under the Prior Plans, and (iii) 3,790,770 shares subject to options that were granted and remain outstanding under the Prior Plans.
(2)	The Remaining Shares are shares of common stock of the Company that were previously registered by the Company under a registration statement on Form S-8 and remain available for grant under the 2011 Plan. Under a registration statement on Form S-8 filed on April 26, 2006 (File No. 333-133556), the Company registered 12,000,000 shares available for issuance under the 2006 Plan. In 2007 the Company approved an adjustment to the total number of shares available for grant under the 2006 Plan; this adjustment resulted in a total of 16,600,000 shares being available for issuance under the 2006 Plan, which were then also made available under the 2011 Plan when it replaced and superseded the 2006 Plan. The Remaining Shares reflect this adjustment and are the total number of shares under the 2011 Plan that were not subject to outstanding awards on the Effective Date and are now available for grant under the Plan pursuant to Section 3.01 of the Plan.
(3)	The Outstanding Award Shares and the Remaining Shares are referred to as the “Carried Forward Shares”. The Carried Forward Shares were previously registered by the Company under a registration statement on Form S-8 filed on April 26, 2006 (File No. 333-133556) and a registration statement on Form S-8 filed on November 7, 2003 (File No. 333-110327) and the Company paid the required fee. Pursuant to Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997) and Instruction E to the General Instructions to Form S-8, the Company has carried forward the registration fee for the Carried Forward Shares. The Company has concurrently filed Post-Effective Amendment No. 1 to the registration statement on Form S-8 filed on April 26, 2006 (File No. 333-133556) and the registration statement on Form S-8 filed on November 7, 2003 (File No. 333-110327) deregistering the Carried Forward Shares under the 2011 Plan, the 2006 Plan and the Management Plan.
(4)	The Additional Share Authorization represents 7,000,000 shares of common stock available for issuance under the Plan.
(5)	Calculated solely for purposes of this offering under Rule 457(c) and (h) of the Securities Act of 1933 on the basis of the average of the high and low selling price per share of common stock of the Company on the Effective Date, as reported by the New York Stock Exchange.
(6)	Pursuant to Rule 416 of the Securities Act of 1933, this registration statement shall also cover any additional shares of common stock which become issuable under the Plan pursuant to this registration statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company’s outstanding shares of common stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The following documents of the Registrant filed with the Securities and Exchange Commission (“Commission”) are incorporated in this registration statement by reference and made a part hereof:

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2012, including portions of the Registrant’s Proxy Statement on Schedule 14A filed on March 11, 2013, to the extent incorporated by reference into such Annual Report on Form 10-K;

(b)	Current Report on Form 8-K and amendments thereto filed on March 26, 2013; and

(c)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 10, filed with the Commission on September 26, 1996, including the exhibits thereto, as amended by Amendment No. 1 thereto filed on Form 10/A on October 31, 1996, Amendment No. 2 thereto filed on Form 10/A on November 22, 1996, and Amendment No. 3 thereto filed on Form 10/A on November 26, 1996, and any other amendment or report filed with the Commission for the purpose of updating that description.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Certain legal matters in connection with the Common Stock offered hereby will be passed upon for the Registrant by Mary H. Fragola, an employee of the Registrant and its Senior Corporate Counsel and Assistant Secretary. Ms. Fragola is eligible to participate in the Plan.

Item 6. Indemnification of Directors and Officers

Maryland law permits us to include in our charter a provision limiting the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter contains a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Maryland law requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. Maryland law permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that: (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or, (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, Maryland law permits us to advance reasonable expenses to a director or officer upon receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met. Our charter and bylaws obligates us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of a final disposition of a proceeding (a) any present or former director or officer or (b) any individual who, while a director or officer and, at our request, serves or has served another enterprise. If we (a) deny an indemnification request, in whole or in part, or (b) make no determination of an indemnification request within 60 days, a director or officer may petition a court of competent jurisdiction for indemnification.

We currently have in effect a directors’ and officers’ liability insurance policy in order to protect against liability, including with respect to the matters covered by the foregoing indemnities.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

The following instruments and documents are included as Exhibits to this Registration Statement.

Exhibit Number	Exhibit

3.1	Articles of Amendment and Restatement of NCR Corporation, as amended May 14, 1999 (Exhibit 3.1 to the NCR Corporation Form 10-Q for the quarter ended June 30, 1999). *

3.2	Bylaws of NCR Corporation, as amended and restated on January 26, 2011 (Exhibit 3(ii) to the Current Report on Form 8-K dates January 31, 2011).*

4.1	Common Stock Certificate of NCR Corporation (Exhibit 4.1 to the NCR Corporation Annual Report on Form 10-K for the year ended December 31, 1999).*

4.2	NCR Management Stock Plan (Exhibit 10.8 to the 1996 Annual Report).*

4.3	First Amendment to the NCR Management Stock Plan dated April 30, 2003 (Exhibit 10.4 to the NCR Corporation Quarterly Report on Form 10-Q for the quarter ended March 31, 2003).*

4.4	Amendment to NCR Management Stock Plan effective as of December 31, 2008 (Exhibit 10.17.2 to the NCR Corporation Annual Report on Form 10-K for the year ended December 31, 2008).*

4.5	NCR Corporation 2006 Stock Incentive Plan (Exhibit A to the NCR Corporation Proxy Statement on Schedule 14A for the year ended December 31, 2005).*

4.6	NCR Corporation 2011 Amended and Restated Stock Incentive Plan (formerly the NCR 2006 Stock Incentive Plan, as amended and restated effective as of December 31, 2008) (Exhibit 10.1 to the Current Report on Form 8-K of NCR Corporation dated April 27, 2011).*

4.7	NCR Corporation 2013 Stock Incentive Plan (Appendix A to the NCR Corporation Proxy Statement on Schedule 14A for the year ended December 31, 2012).*

5.1	Opinion of counsel.

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Mary H. Fragola (contained in opinion filed as Exhibit 5.1).

24	Power of Attorney (included in the signature page hereto).

*	Incorporated herein by reference as indicated.

Item 9. Undertakings

A. The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 (§ 239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

B. The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (h)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (§ 230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Georgia, on this April 26, 2013.

NCR Corporation

By:	/s/ Jennifer M. Daniels
Jennifer M. Daniels
Senior Vice President, General Counsel & Secretary

POWER OF ATTORNEY

We, the undersigned directors and officers of NCR Corporation, do hereby constitute and appoint Jennifer M. Daniels and Mary H. Fragola, or either of them, our true and lawful attorneys and agents, with full power of substitution, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments and any related registration statement pursuant to Rule 462(b) under the Securities Act of 1933, as amended) hereto and we do hereby ratify and confirm that all said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William R. Nuti Name: William R. Nuti	Chairman of the Board of Directors, Chief Executive Officer and President	April 24, 2013

/s/ Robert P. Fishman Name: Robert P. Fishman	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 24, 2013

/s/ Linda Fayne Levinson Name: Linda Fayne Levinson	Director	April 24, 2013

Name: Edward P. Boykin	Director

/s/ Richard L. Clemmer Name: Richard L. Clemmer	Director	April 24, 2013

/s/ Gary Daichendt Name: Gary Daichendt	Director	April 24, 2013

/s/ Robert P. DeRodes Name: Robert P. DeRodes	Director	April 24, 2013

/s/ Kurt P. Kuehn Name: Kurt P. Kuehn	Director	April 24, 2013

/s/ Deanna W. Oppenheimer Name: Deanna W. Oppenheimer	Director	April 24, 2013

EXHIBIT INDEX

Exhibit Number	Exhibit

3.1	Articles of Amendment and Restatement of NCR Corporation, as amended May 14, 1999 (Exhibit 3.1 to the NCR Corporation Form 10-Q for the period ended June 30, 1999) and Articles of Amendment and Restatement and Articles Supplementary of NCR Corporation (Exhibit 3.1 to the NCR Corporation Annual Report on Form 10-K for the year ended December 31, 1996 (the “1996 NCR Annual Report”)).*

3.2	Bylaws of NCR Corporation, as amended and restated on January 25, 2006 (Exhibit 3.1 to the NCR Corporation Form 8-K filed January 30, 2006).*

4.1	Common Stock Certificate of NCR Corporation (Exhibit 4.1 to the NCR Corporation Annual Report on Form 10-K for the year ended December 31, 1999).*

4.2	NCR Management Stock Plan (Exhibit 10.8 to the 1996 Annual Report).*

4.3	First Amendment to the NCR Management Stock Plan dated April 30, 2003 (Exhibit 10.4 to the NCR Corporation Quarterly Report on Form 10-Q for the quarter ended March 31, 2003).*

4.4	Amendment to NCR Management Stock Plan effective as of December 31, 2008 (Exhibit 10.17.2 to the NCR Corporation Annual Report on Form 10-K for the year ended December 31, 2008).*

4.5	NCR Corporation 2006 Stock Incentive Plan (Exhibit A to the NCR Corporation Proxy Statement on Schedule 14A for the year ended December 31, 2005).*

4.6	NCR Corporation 2011 Amended and Restated Stock Incentive Plan (formerly the NCR 2006 Stock Incentive Plan, as amended and restated effective as of December 31, 2008) (Exhibit 10.1 to the Current Report on Form 8-K of NCR Corporation dated April 27, 2011).*

4.7	NCR Corporation 2013 Stock Incentive Plan (Appendix A to the NCR Corporation Proxy Statement on Schedule 14A for the year ended December 31, 2012).*

5.1	Opinion of counsel.

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Mary H. Fragola (contained in opinion filed as Exhibit 5.1).

24	Power of Attorney (included in the signature page hereto).

*	Incorporated herein by reference as indicated.